Exhibit 99.2

IMMEDIATE	Contact:	Jeff Cole 419-887-3535 jeff.cole@dana.com

Dana to Purchase Drive Systems Segment of Oerlikon Group

Acquisition adds complementary products, key electrification technologies for each of Dana’s end markets

MAUMEE, Ohio, July 30, 2018 – Dana Incorporated (NYSE: DAN) announced today that it has signed a definitive agreement to purchase the Drive Systems segment of the Oerlikon Group (SIX: OERL), a global manufacturer of high-precision gears; planetary hub drives for wheeled and tracked vehicles; and products, controls, and software that support vehicle electrification across the mobility industry.

Under the terms of the agreement, Dana will acquire Oerlikon’s Drive Systems business for CHF 600 million (approximately $600 million). Committed financing has been arranged to complete the transaction, which will be immediately accretive to earnings upon closing. Subject to customary regulatory approvals, the acquisition is expected to close in late 2018 or the first quarter of 2019.

Consistent with Dana’s enterprise strategy, the acquisition of Oerlikon Drive Systems provides numerous opportunities to drive profitable growth. Among them, the transaction:

•

complements and extends Dana’s current technology portfolio, especially with respect to high-precision helical gears for the light- and commercial-vehicle markets and planetary hub drives for wheeled and tracked vehicles in the off-highway market;

•	provides products, controls, and software that support vehicle electrification in each of Dana’s end markets – light vehicle, commercial vehicle, and off-highway;

•	optimizes Dana’s global manufacturing presence to be closer to customers in key growth markets such as China and India, as well as the United States; and

•	adds five research and development facilities to Dana’s extensive network of technology centers.

“Oerlikon Drive Systems is a well-respected technology company that has provided exceptional product innovation and customer satisfaction for nearly a century,” said Jim Kamsickas, president and chief executive officer of Dana. “A great fit culturally, this investment will deliver significant long-term value by accelerating our commitment to vehicle electrification and strengthening the technology portfolio for each of our end markets while further expanding and balancing the manufacturing presence of our off-highway business in key geographical markets.”

Founded in 1919, Oerlikon Drive Systems generated revenue of CHF 730 million (approximately $730 million) in 2017. The business employs approximately 5,900 people and operates 10 manufacturing and engineering facilities in China, India, Italy, the United Kingdom, and the United States, with two additional facilities under construction in China.

The business serves a global roster of original-equipment manufacturers. Selected customers include AGCO, Ashok Leyland, Aston Martin, BMW, Caterpillar, CNH, Daimler, John Deere, Ferrari, Fiat Chrysler Automobiles, MAN, McLaren, Oshkosh, SANY, Scania, Terex, Volkswagen, and AB Volvo.

Oerlikon Drive Systems is composed of two global brands, Oerlikon Graziano and Oerlikon Fairfield, which offer engineering and manufacturing expertise in the development of gear-driven solutions for mobile vehicles and industrial equipment. Its high-tech products can be found in a wide range of applications for operating machinery and equipment used in agriculture, construction, energy, mining, transportation, and high-performance sports cars.

“This strategic deployment of capital for inorganic growth strengthens our product portfolio, will be immediately accretive to earnings upon closing, will create incremental value for shareholders, and preserves our strong balance sheet,” said Jonathan Collins, executive vice president and chief financial officer.

Mr. Kamsickas added: “Oerlikon’s technology will enable Dana to expand our product offerings for customers in the off-highway segment while complementing our rapidly growing portfolio of electrified product offerings for all end markets. Further, Oerlikon’s manufacturing and R&D footprint enhances our ability to serve many of our current customers while connecting us with new customers, especially in India and China.”

This transaction complements Dana’s strategy for accelerating hybridization and electrification and closely follows the company’s acquisition of TM4, which established Dana as the only supplier with full e-Propulsion design, engineering, and manufacturing capabilities – offering electro-mechanical propulsion solutions to each of its end markets.

Goldman Sachs & Co. LLC acted as financial advisor to Dana for this transaction. Citi provided committed financing to Dana for the transaction. Maven Global provided additional advisory services.

Dana to Host Conference Call at 9 a.m. Today

Dana will host a webcast and conference call at 9 a.m. EDT today. Participants may listen to the audio portion of the conference call either through audio streaming online or by telephone. Slide viewing is available online via a link provided on the Dana investor website: www.dana.com/investors. U.S. and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054. Please enter conference I.D. 2052149 and ask for the “Dana Business Update.” Phone registration will be available starting at 8:30 a.m. EDT.

An audio recording of the webcast will be available after 5 p.m. EDT on July 30 by dialing 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and entering conference I.D. 2052149. A webcast replay will also be available after 5 p.m. EDT and may be accessed via Dana’s investor website.

About Oerlikon Group

Oerlikon (SIX: OERL) engineers materials, equipment and surfaces and provides expert services to enable customers to have high-performance products and systems with extended lifespans. Drawing on its key technological competencies and strong financial foundation, the group is sustaining mid-term growth by executing three strategic drivers: addressing attractive growth markets, securing structural growth, and expanding through targeted mergers and acquisitions. A leading global technology and engineering group, Oerlikon operates its business in three Segments – Surface Solutions, Manmade Fibers and Drive Systems – and has a global footprint of around 15,000 employees at 186 locations in 37 countries. In 2017, Oerlikon generated CHF 2.8 billion in sales and invested CHF 107 million in R&D.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs more than 30,000 people in 33 countries on six continents who are committed to delivering long-term value to customers. Based in Maumee, Ohio, USA, the company reported sales of $7.2 billion in 2017. Dana is ranked among the Drucker Institute’s listing of the 250 most effectively managed companies. For more information, please visit dana.com.

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